EXHIBIT 99.1

GLYCOMIMETICS REPORTS SECOND QUARTER 2019 FINANCIAL

RESULTS AND RECENT OPERATIONAL HIGHLIGHTS

•	Announced completion of enrollment in Pfizer’s Phase 3 clinical trial evaluating rivipansel, the Company’s lead investigational drug candidate, in sickle cell disease (SCD)
•	Enrolled first patient in National Cancer Institute (NCI)-sponsored Phase 3 clinical trial of uproleselan in older adults with previously untreated acute myeloid leukemia (AML)
•	Announced plans to initiate a Phase 1b clinical trial of GMI-1359 in individuals with breast cancer, to be led by co-principal investigators from the Duke Cancer Institute
•	Bolstered executive team with appointments of new VP, Clinical Development and VP, Corporate Counsel

ROCKVILLE, MD, August 1, 2019 — GlycoMimetics, Inc. (Nasdaq: GLYC) today reported its financial results for the quarter ended June 30, 2019 and highlighted recent business achievements. Quarter-end cash and cash equivalents were $184.2 million.

“In the second quarter of 2019, Pfizer completed enrollment in the pivotal Phase 3 trial of rivipansel and has recently given public guidance that it expects to report topline results in the third quarter of the year.  We eagerly await those results, which will mark an important milestone for GlycoMimetics. In parallel, we continued to progress the late-stage clinical development of our uproleselan product candidate.  Our Phase 3 trial in relapsed or refractory AML patients and the NCI-sponsored Phase 3 trial for newly diagnosed patients with AML both advanced during the quarter, with initiation of new sites and patient enrollment underway. During the same period, with our clinical collaborators at Duke Cancer Institute, we progressed our plans for a single center, proof-of-concept Phase 1b trial for GMI-1359, our dual antagonist of E-selectin and CXCR-4, in breast cancer patients with bone metastases,” said Rachel King, GlycoMimetics’ Chief Executive Officer.

Key Second-Quarter 2019 and Recent Operational Highlights:

•	Pfizer completed enrollment in the Phase 3 trial of rivipansel in individuals with SCD experiencing vaso-occlusive crisis (VOC).
•	GlycoMimetics’ pivotal Phase 3 trial of uproleselan in relapsed/refractory AML continued to initiate and activate clinical sites and to enroll patients in the US, Australia and now in Europe.
•	Investigators initiated enrollment in the NCI-sponsored Phase 3 clinical trial designed to evaluate uproleselan in newly diagnosed older adults with AML who are fit for chemotherapy.
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Start-up activities continued for the collaborative Haemato Oncology Foundation for Adults in the Netherlands (HOVON) European Phase 2 trial of uproleselan in newly diagnosed patients unfit for chemotherapy.

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The Company announced plans to initiate a Phase 1b proof-of-concept clinical trial of GMI-1359 in individuals with breast cancer whose tumors have spread to bone. The trial will evaluate safety and biomarkers of cancer cell mobilization in individuals with hormone receptor positive metastatic breast cancer. The trial will be conducted at Duke University.

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Data were published in Nature Cell Biology that strongly suggest E-selectin is key to tumor growth and metastasis to bone and provide further support for the planned clinical trial of GMI-1359 in individuals with metastatic breast cancer.

•	Eric Feldman, M.D., joined the GlycoMimetics executive team as Vice President, Clinical Development, and Christian Dinneen-Long, J.D., joined as Vice President, Corporate Counsel.

Second Quarter 2019 Financial Results:

•	Cash position: As of June 30, 2019, GlycoMimetics had cash and cash equivalents of $184.2 million as compared to $209.9 million as of December 31, 2018.
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R&D Expenses: The Company’s research and development expenses increased to $13.1 million for the quarter ended June 30, 2019 as compared to $9.3 million for the second quarter of 2018. This increase was primarily the result of expenses relating to the Company’s Phase 3 clinical trial of uproleselan in relapsed or refractory AML patients and supporting the clinical trials of uproleselan conducted by or in collaboration with third parties.

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G&A Expenses: The Company’s general and administrative expenses increased to $3.8 million for the quarter ended June 30, 2019 as compared to $2.8 million for the quarter ended June 30, 2018. The increase was due to higher patent, legal and non-cash stock-based compensation expenses.

•	Shares Outstanding: Shares outstanding as of June 30, 2019 were 43,193,190.

The Company will host a conference call and webcast today at 8:30 a.m. ET. The dial-in number for the conference call is (844) 413-7154 (U.S. and Canada) or (216) 562-0466 (international) with passcode 8268638.  To access the live audio webcast, or the subsequent archived recording, visit the “Investors - Events & Presentations” section of the GlycoMimetics website at www.glycomimetics.com. The webcast will be recorded and available for replay on the GlycoMimetics website for 30 days following the call.

About Rivipansel

Rivipansel, the most advanced drug candidate in the GlycoMimetics pipeline, is a glycomimetic drug candidate that acts as a pan-selectin antagonist, meaning it binds to all three members of the selectin family: E-, P- and L-selectin. The first potential indication for rivipansel is VOC, one of the most severe complications of SCD that can result in acute ischemic organ injury at one or more sites. By reducing cell adhesion, activation and inflammation that are believed to contribute to reduced blood flow through the microvasculature during VOC, GlycoMimetics believes that rivipansel could be the first drug to interrupt the underlying cause of VOC, thereby potentially enabling patients to leave the hospital more quickly. In June 2019, Pfizer Inc., the exclusive licensee of rivipansel for clinical development and worldwide commercialization, completed its Phase 3 trial to evaluate the efficacy and safety of rivipansel in the treatment of VOC in hospitalized patients with SCD.  Topline results from this clinical trial are expected in the third quarter of 2019.

About Uproleselan (GMI-1271)

Uproleselan (yoo’ pro le’ sel an), currently in a comprehensive Phase 3 development program in AML, has received Breakthrough Therapy Designation from the U.S. Food and Drug Administration (FDA) for the treatment of adult AML patients with relapsed or refractory disease. Uproleselan is designed to block E-selectin (an adhesion molecule on cells in the bone marrow) from binding with blood cancer cells as a targeted approach to disrupting well-established mechanisms of leukemic cell resistance within the bone marrow microenvironment. In a Phase 1/2 clinical trial, uproleselan was evaluated in both newly diagnosed elderly and relapsed or refractory patients with AML. In both populations, patients treated with uproleselan together with standard chemotherapy achieved better-than-expected remission rates and overall survival compared to historical controls, which have been derived from results from third-party clinical trials evaluating standard chemotherapy, as well as lower-than-expected induction-related mortality rates.

Treatment in these patient populations was generally well tolerated, with fewer than expected adverse effects.

About GMI-1359

GMI-1359 is designed to simultaneously inhibit both E-selectin and CXCR4. E-selectin and CXCR4 are both adhesion molecules involved in tumor trafficking and metastatic spread. Preclinical studies indicate that targeting both E-selectin and CXCR4 with a single compound could improve efficacy in the treatment of cancers that involve the bone marrow such as AML and multiple myeloma or in solid tumors that metastasize to the bone, such as prostate cancer and breast cancer. GMI-1359 has completed a Phase 1 clinical trial in healthy volunteers. In the second half of 2019, the Company plans to initiate an exploratory clinical trial in individuals with breast cancer whose tumors have spread to bone.

About GlycoMimetics, Inc.

GlycoMimetics is a clinical-stage biotechnology company focused on the discovery and development of novel glycomimetic drugs to address unmet medical needs resulting from diseases in which carbohydrate biology plays a key role. GlycoMimetics' most advanced drug candidate, rivipansel, a pan-selectin antagonist, is currently being developed for the treatment of VOC in SCD by Pfizer Inc., the exclusive licensee of rivipansel for clinical development and worldwide commercialization. GlycoMimetics' wholly owned drug candidate, uproleselan, an E-selectin antagonist, was evaluated in a Phase 1/2 clinical trial as a potential treatment for AML and is being evaluated across a range of patient populations including a Company-sponsored Phase 3 trial in relapsed/refractory AML. GlycoMimetics has also completed a Phase 1 clinical trial with a third drug candidate, GMI-1359, a combined CXCR4 and E-selectin antagonist. GlycoMimetics is located in Rockville, MD in the BioHealth Capital Region. Learn more at www.glycomimetics.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding the clinical development and potential benefits and impact of the Company’s drug candidates. These forward-looking statements include those relating to the planned clinical development of the Company’s wholly owned product candidates and the expected timing for receiving and reporting data from Pfizer’s Phase 3 clinical trial of rivipansel. Actual results may differ materially from those in these forward-looking statements. For a further description of the risks associated with these statements, as well as other risks facing GlycoMimetics, please see the risk factors described in the Company’s annual report on Form 10-K filed with the U.S. Securities and Exchange Commission (SEC) on March 6, 2019, and other filings GlycoMimetics makes with the SEC from time to time. Forward-looking statements speak only as of the date of this release, and GlycoMimetics undertakes no obligation to update or revise these statements, except as may be required by law.

Source: GlycoMimetics, Inc.

Investor Contact:
Shari Annes
Phone: 650-888-0902
Email: sannes@annesassociates.com

Media Contact:
Jamie Lacey-Moreira
Phone: 410-299-3310
Email: jamielacey@presscommpr.com

GlycoMimetics, Inc.

Condensed Statements of Operations

(In thousands, except share and per share data)

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
	(Unaudited)		(Unaudited)

Revenue	$—	$—	$—	$—

Costs and expenses:
Research and development expense	13,065	9,302	24,838	18,324
General and administrative expense	3,751	2,847	7,111	5,702
Total costs and expenses	16,816	12,149	31,949	24,026

Loss from operations	(16,816)	(12,149)	(31,949)	(24,026)

Other income	986	870	2,035	1,234

Net loss and comprehensive loss	$(15,830)	$(11,279)	$(29,914)	$(22,792)

Net loss per common share – basic and diluted	$(0.37)	$(0.26)	$(0.69)	$(0.58)
Weighted-average common shares – basic and diluted	43,183,010	42,809,840	43,174,989	38,982,965

GlycoMimetics, Inc.

Balance Sheet Data

(In thousands)

	June 30,	December 31,
	2019	2018
	(unaudited)

Cash and cash equivalents	$184,167	$209,918

Working capital	175,836	203,506

Total assets	192,335	214,839

Total liabilities	13,776	9,375

Total stockholders' equity	178,559	205,464